Exhibit 10.1

FIRST AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT

THIS FIRST AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”) is made as of the 24th day of March, 2011, by and among SUMMER INFANT, INC., a Delaware corporation (“SI Holdings”), and SUMMER INFANT (USA), INC., a Rhode Island corporation (“SI USA”, and collectively with SI Holdings, the “Borrowers” and each individually a “Borrower”), certain Lenders identified on the signature pages hereto (collectively, the “Lenders” and each individually, a “Lender”), BANK OF AMERICA, N.A., a national banking association, as Swing Line Lender (in such capacity, the “Swing Line Lender”) and as L/C Issuer (in such capacity, the “L/C Issuer”), BANK OF AMERICA, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”), RBS CITIZENS, NATIONAL ASSOCIATION, as Collateral Agent (in such capacity, the “Collateral Agent”), and MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, as Lead Arranger and Book Manager (in such capacities, collectively, the “Lead Arranger”).

RECITALS:

WHEREAS, the Lenders, the Swing Line Lender, the L/C Issuer, the Administrative Agent, the Collateral Agent, the Borrowers and KIDDOPOTAMUS & COMPANY, a Delaware corporation (“Kiddopotamus”) are parties to a certain Amended and Restated Credit Agreement dated as of August 2, 2010 (the “Credit Agreement”), which Credit Agreement is incorporated herein by reference and made a part hereof; and

WHEREAS, effective November 22, 2010, Kiddopotamus merged into SI USA, and SI USA is the surviving entity after giving effect to such merger; and

WHEREAS, the Borrowers have applied to the Lenders, the Swing Line Lender, the L/C Issuer and the Administrative Agent (collectively, the “Lender Parties”) to make certain amendments to the Credit Agreement and to increase the maximum amount of credit available thereunder; and

WHEREAS, the Lender Parties are willing to effect such amendments subject to the execution and delivery of an agreement in form and substance satisfactory to the Lender Parties to evidence such amendments; and

WHEREAS, the Lender Parties and the Borrowers desire to amend the Credit Agreement in the manner set forth below.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree, effective as of the First Amendment Closing Date (as hereinafter defined), as follows:

1.                                      Definitions.  (a)  Capitalized terms used herein that are not otherwise defined herein shall have the identical meanings given to such terms in the Credit Agreement.

(b)                                 The terms “Applicable Rate”, “Change in Law”, “Consolidated Leverage Ratio”, “Maturity Date” and “Permitted Acquisitions” appearing in Section 1.01 of the Credit Agreement are hereby amended to read in their entirety, respectively, as follows:

““Applicable Rate” means, from time to time, the following percentages per annum, based upon the Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate received by Administrative Agent pursuant to Section 6.02(a):

Applicable Rate

Pricing Level	Consolidated Leverage Ratio	Applicable Rate for Eurodollar Loans and L/C Fees	Applicable Rate For Base Rate Loans
1	<2.50:1.00	2.00%	0.00%
2	>2.50:1.00 but <3.00:1.00	2.50%	0.50%
3	>3.00:1.00	3.00%	1.00%

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day of the month immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(a); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then, upon the request of the Required Lenders, Pricing Level 3 shall apply as of the first Business Day of the month following the date such Compliance Certificate was required to have been delivered.  Notwithstanding the foregoing, the Applicable Rate in effect from the First Amendment Closing Date through June 30, 2011, shall be determined based upon Pricing Level 3.”

““Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, however, that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.”

““Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated EBITDA for the period of four (4) fiscal quarters ending on such date of determination, plus (without duplication) the sum of (i) Permitted Born Free Credit Amounts (if any) as of the date of determination, and (ii) Born Free Acquisition Addbacks (if any) to the extent related to expenses during the period of four (4) fiscal quarters ending on such date of determination.”

““Maturity Date” means June 30, 2013; provided, however, that if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.”

““Permitted Acquisitions” means (a) the Born Free Acquisition, and (b) other Investments consisting of an Acquisition or series of Acquisitions by Borrowers during the term of this Agreement which is or are consented to in writing (x) by Administrative Agent in its sole discretion if the aggregate cash consideration agreed to be paid for any individual Acquisition or in the aggregate for all Acquisitions during the term of this Agreement is equal to or less than $10,000,000, or (y) by Required Lenders in their sole discretion if the aggregate cash consideration agreed to be paid for any individual Acquisition or in the aggregate for all Acquisitions during the term of this Agreement is greater than $10,000,000; provided in all cases that (i) the property and assets acquired (or the property and assets of the Person acquired) in such Acquisition is identical, similar, complementary or ancillary to the line of business as the Borrowers and their Subsidiaries were engaged in on the Closing Date, (ii) Administrative Agent shall have received all items in respect of the Equity Interests or property acquired in such Acquisition required to be delivered by the terms of the Collateral Documents, (iii) in the case of an Acquisition of the Equity Interests of another Person, the board of directors (or other comparable governing body) of such other Person shall have duly approved such Acquisition, (iv) the Borrower Representative shall have delivered to Administrative Agent a pro forma Compliance Certificate demonstrating that, upon giving effect to such Acquisition on a pro forma basis, Borrowers would be in compliance with the financial covenants set forth in Section 6.12 as of the most recent fiscal quarter for which Borrowers have delivered financial statements pursuant to Section 6.01(a) or Section 6.01(b), as applicable, and no other Default has occurred and is continuing or would be caused by such Acquisition, and (v) the representations and warranties made by Borrowers in each Loan Document shall be true and correct in all material respects at and as if made as of the date of such Acquisition (after giving effect thereto) except to the extent such representations and warranties expressly relate to an earlier date.”

(c)                                  The following new definitions are hereby added to Section 1.01 of the Credit Agreement in the appropriate alphabetical order:

““Born Free” means Born Free Holdings Ltd., an Israeli corporation.”

““Born Free Acquisition” means the Acquisition by SI USA of the Born Free Purchased Assets in accordance with the terms of the Born Free Stock Purchase Agreement.”

““Born Free Purchased Assets” means the “Acquired Stock” as that term is described and defined in the Born Free Stock Purchase Agreement.”

““Born Free Stock Purchase Agreement” means that certain Stock Purchase Agreement dated as of March [TBS], 2011, by and among SI USA, Born Free, Gil Lemel, Dan Vigdor, Ron Vigdor, and Gil Lemel in his capacity as Stockholder Representative, as amended from time to time.”

““First Amendment” means that certain First Amendment to Amended and Restated Credit Agreement dated as of March 24, 2011, by and among the Borrowers, the Lenders, the Swing Line Lender, the L/C Issuer, the Administrative Agent, the Collateral Agent and the Lead Arranger.”

““First Amendment Closing Date” means March 24, 2011.”

““Lead Arranger” has the meaning specified in the Preamble of the First Amendment.”

““Permitted Born Free Acquisition Addbacks” means one-time costs and expenses associated with the Born Free Acquisition consisting of (a) professional fees incurred during due diligence and in connection with the negotiation and closing of the Born Free Stock Purchase Agreement and the First Amendment, (b) severance costs associated with post-acquisition reduction in the employee work force, and (c) lease termination costs; provided, however, that the aggregate amount of all Permitted Born Free Acquisition Addbacks shall not exceed $750,000.”

““Permitted Born Free Credit Amounts” means credits arising from the Born Free Acquisition in the amounts of $3,500,000 as of March 31, 2011, $2,500,000 as of June 30, 2011, and $1,500,000 as of September 30, 2011.”

(d)                                 All references in the Credit Agreement and other Loan Documents to “Kiddopotamus & Company” or “Kiddopotamus” are hereby amended to mean and refer to Summer Infant (USA), Inc., or SI USA (as applicable), as successor-by-merger to Kiddopotamus & Company.

2.                                      Amendments to Article II.

Section 2.14(a) of the Credit Agreement is hereby amended to read in its entirety as follows:

“(a)                             Request for Increase.  Provided there exists no Default, upon notice to Administrative Agent (which shall promptly notify Lenders), Borrowers may on a one-time basis exercised after September 30, 2011, request an increase in the Aggregate Commitments by an amount not exceeding $20,000,000.  At the time of sending such notice, Borrowers (in consultation with Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten (10) Business Days from the date of delivery of such notice to Lenders).”

3.                                      Amendments to Article IV.

Section 4.03(i) of the Credit Agreement is hereby amended by inserting after the words “Permitted Acquisitions” the words “(other than the Born Free Acquisition)”.

4.                                      Amendments to Article VI.

(a)                                  Section 6.12 of the Credit Agreement is hereby amended to read in its entirety as follows:

“6.12                   Financial Covenants.

(a)                                   Consolidated EBITDA.  Maintain and earn on a consolidated basis as of the last day of each fiscal quarter, Consolidated EBITDA for the twelve-month period ending on each such date equal to or greater than the following:

For Each Fiscal Quarter Ending on:	Consolidated EBITDA to be not less than:

Each of September 30, 2010, and December 31, 2010	$15,000,000

March 31, 2011	$18,000,000

Each of June 30, 2011, and September 30, 2011	$20,000,000

Each of December 31, 2011, and March 31, 2012	$22,000,000

Each of June 30, 2012, and September 30, 2012	$24,000,000

December 31, 2012, and the last day of each fiscal quarter thereafter	$26,000,000

(b)                                  Consolidated Leverage Ratio.  Maintain a Consolidated Leverage Ratio not exceeding (i) 3.25:1.00 during the period from the Closing Date through and including December 31, 2010, (b) 3.50:1.00 during the period from the First Amendment Closing Date through and including September 30, 2011, and (c) 3.25:1.00 on December 31, 2011, and on the last day of each fiscal quarter thereafter.  This ratio will be calculated as of the last day of each fiscal quarter for which this Agreement requires Borrowers to deliver financial statements, using the results of the twelve-month period ending on the last day of such fiscal quarter.

(c)                                   Basic Fixed Charge Coverage Ratio.  Maintain a Basic Fixed Charge Coverage Ratio of at least 1.50:1.00.  This ratio will be calculated as of the last day of each fiscal quarter for which this Agreement requires Borrowers to deliver financial statements, using the results of the twelve-month period ending on the last day of such fiscal quarter.  The current portion of long-term liabilities will be measured as of the date twelve (12) months prior to the current financial statement.”

(b)                                 Article VI of the Credit Agreement is hereby further amended by adding thereto a new Section 6.17 which shall read in its entirety as follows:

“6.17                   Business Operations of Born Free.  Within nine (9) months after closing of the Born Free Acquisition, and at all times thereafter until payment in full of the Obligations, cause substantially all of the business operations and assets of BornFree, Inc., a Delaware corporation, and Newbornfree.com, Inc., a Delaware corporation (which companies are wholly-owned subsidiaries of Born Free on the First Amendment Closing Date), to be transferred to, and become part of the business operations and assets of, SI USA subject to the security interests heretofore granted by Borrowers to Administrative Agent for the benefit of Lenders.”

5.                                      Amendments to Article IX.

Section 9.08 of the Credit Agreement is hereby amended to read in its entirety as follows:

“9.08                   No Other Duties, Etc.  Anything herein to the contrary notwithstanding, none of the Lead Arrangers, Bookrunners, Book Managers or Lenders holding a title listed on the cover page hereof (including, without limitation, the Collateral Agent and the Lead Arranger) shall have any rights, powers, duties, obligations or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as Administrative Agent, a Lender or the L/C Issuer hereunder.  Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender.  Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.”

6.                                      Article X Amendments.

Section 10.16 of the Credit Agreement is hereby amended to read in its entirety as follows:

“10.16            No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), Borrowers and each other Loan Party acknowledges and agrees and acknowledges its Affiliates’ understanding that: (i) (A) the arranging and other services regarding this Agreement provided by Administrative Agent and the Lead Arranger are arm’s-length commercial transactions between Borrowers, each other Loan Party and their respective Affiliates, on the one hand, and Administrative Agent and the Lead Arranger, on the other hand, (B) each of Borrowers and the other Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate, and (C) Borrowers and each other Loan Party is capable of evaluating and understanding, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of Administrative Agent and Lead Arranger is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary, for Borrowers, any other Loan Party, or any of their respective Affiliates, or any other Person and (B) neither Administrative Agent nor Lead Arranger has any obligation to Borrowers, any other Loan Party or any of their Affiliates with respect to the transaction contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) Administrative Agent, Lead Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Borrowers, the other Loan Parties and their respective Affiliates, and neither Administrative Agent nor Lead Arranger has any obligation to disclose any of such interests to Borrowers, any other Loan Party of any of their respective Affiliates.  To the fullest extent permitted by law, each of Borrowers and the other Loan Parties hereby waive and release, any claims that it may have against Administrative Agent and Lead Arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.”

7.                                      Designation of Lead Arranger and Book Manager.

The Credit Agreement is hereby amended by adding Merrill Lynch, Pierce, Fenner & Smith Incorporated as a party thereto solely in the capacity of Lead Arranger and Book Manager, and as a result thereof, the cover page of the Credit Agreement is hereby amended to read in its entirety in the form of Annex A attached hereto and made a part hereof.

8.                                      Amendments of Certain Schedules and Exhibits.

(a)                                  Schedule 2.01 to the Credit Agreement is hereby amended to read in its entirety in the form of Annex B attached hereto and made a part hereof.

(b)                                 Schedule 5.13 to the Credit Agreement is hereby amended to read in its entirety in the form of Annex C attached hereto and made a part hereof.

(c)                                  Exhibit A to the Credit Agreement is hereby amended to read in its entirety in the form of Annex D attached hereto and made a part hereof.

(d)                                 Exhibit B to the Credit Agreement is hereby amended to read in its entirety in the form of Annex E attached hereto and made a part hereof.

(e)                                  Exhibit C to the Credit Agreement is hereby amended to read in its entirety in the form of Annex F attached hereto and made a part hereof.

(f)                                    Exhibit D to the Credit Agreement is hereby amended to read in its entirety in the form of Annex G attached hereto and made a part hereof.

9.                                      Consent to Acquisitions.  Relying on the representations and warranties contained herein, the Lender Parties hereby (i) consent to the consummation of the Born Free Acquisition, (ii) acknowledge and agree that, effective the First Amendment Closing Date, the Born Free Acquisition constitutes a “Permitted Acquisition” for all purposes under the Credit Agreement, and (iii) conditional upon the Borrowers’ satisfaction of all conditions set forth in this Amendment and the Credit Agreement, agree that the Borrowers may use not more than $20,000,000 of Committed Loans available under the Credit Agreement, as amended hereby, to fund the payment on the First Amendment Closing Date of a portion of the purchase price payable under the Born Free Stock Purchase Agreement.  The Borrowers hereby represent and warrant to the Lender Parties that:

(a)                                  a true, accurate and complete copy of the Born Free Stock Purchase Agreement was provided to the Administrative Agent prior to closing thereunder;

(b)                                 after giving effect to the Born Free Acquisition, no Default or Event of Default exists or would result therefrom;

(c)                                  they shall take all actions reasonably requested by the Administrative Agent to ensure that the Administrative Agent is granted and holds a continuing first priority perfected security interest and Lien in sixty-five percent (65%) of the issued and outstanding capital stock of Born Free at any time held by SI Holdings;

(d)                                 each Borrower has the corporate power and authority to enter into this Amendment, and to do all acts and things as are required or contemplated hereunder and under the Credit Agreement, as amended hereby, to be done, observed and performed by the Borrowers;

(e)                                  each of this Amendment, the Born Free Stock Purchase Agreement, and all agreements contemplated hereby and thereby has been duly authorized (by all necessary corporate action and otherwise), validly executed and delivered by the Borrowers thereto and constitutes the legal, valid and binding obligation of the Borrowers enforceable against them in accordance with its terms, subject to bankruptcy, insolvency, and other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity;

(f)                                    the execution and delivery of this Amendment by the Borrowers and the execution and delivery of the Born Free Stock Purchase Agreement, and each Borrower’s performance hereunder and thereunder do not and will not require the consent or approval of any governmental authority that has not already been obtained, nor be in contravention of or in conflict with any of their respective Certificates or Articles of Incorporation, or the provisions of any statute, or any judgment, order, or indenture, instrument, agreement, or undertaking, to which any Borrower is a party or by which any Borrower or any of their assets or properties are or may become bound except as would not reasonably be expected to have a Material Adverse Effect;

(g)                                 after giving effect to this Amendment, the representations and warranties of each Borrower in this Amendment and the representations and warranties of each Borrower set forth in the Credit Agreement, as amended hereby, and the other Loan Documents are true and correct in all material respects with the same effect as if made on the First Amendment Closing Date (except to the extent stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date, and except that each representation and warranty set forth in Section 5.05 of the Credit Agreement shall be deemed to refer to the most recent annual or quarterly financial statements, or projections, furnished by the Borrowers); and

(h)                                 effective November 22, 2010, Kiddopotamus merged into SI USA and SI USA is the surviving entity after giving effect to such merger.

10.                               Additional Collateral.  The Borrowers and the Administrative Agent shall execute such agreements and documents as the Administrative Agent shall reasonably require in order to effect and perfect the grant of a security interest in sixty-five percent (65%) of the capital stock of Born Free.  Except for the modification set forth in the preceding sentence, all other security interests granted by the Borrowers in and to the Collateral described in the Security Agreement shall remain in full force and effect and are in all respects hereby ratified and affirmed by the Borrowers.

11.                               Conditions to Amendment.  The effectiveness of this Amendment shall be subject to the satisfaction of the following conditions precedent on or before the First Amendment Closing Date:

(a)                                  Pro Forma Compliance.  The Borrowers shall have delivered to the Administrative Agent a certificate signed by the chief financial officer of the Borrowers, together with such supporting evidence as the Administrative Agent shall reasonably request, confirming that the Borrowers are in pro forma compliance with the financial covenants set forth in Section 6.12 of the Credit Agreement on the First Amendment Closing Date, after giving effect to the Committed Loans being made on such date and the Born Free Acquisition.

(b)                                 No Default.  No Default or Event of Default shall have occurred and be continuing.

(c)                                  Closing Requirements.  The Borrowers shall have delivered to the Administrative Agent (i) a fully executed counterpart of this Amendment as executed by all parties named hereto as signatories, in each case in form and substance acceptable to the Administrative Agent, (ii) evidence satisfactory to the Administrative Agent that the Borrowers have consummated the Born Free Acquisition, subject only to the payment of the purchase price for the Born Free Purchased Assets pursuant to the Born Free Stock Purchase Agreement, and (iii) the Borrowers shall have satisfied all requirements and conditions precedent set forth in Sections 4.02 and 4.03 of the Credit Agreement applicable to the Committed Loans to be made by the Lenders to the Borrowers on the First Amendment Closing Date in an aggregate amount not to exceed $14,000,000 for the purpose of financing a portion of the purchase price payable in connection with the Born Free Acquisition.

(d)                                 No Material Adverse Effect.  No Material Adverse Effect shall exist, as reasonably determined by the Administrative Agent, since the date of the end of the most recent fiscal interim period for which the Borrowers’ financial statements have been delivered to the Administrative Agent.

(e)                                  Representations and Warranties.  The representations and warranties of the Borrowers in this Amendment and the representations and warranties of the Borrowers set forth in the Credit Agreement, as amended hereby, and the other Loan Documents shall be true and correct in all material respects with the same effect as if made on the First Amendment Closing Date (except to the extent stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date, and except that each representation and warranty set forth in Section 5.05 of the Credit Agreement shall be deemed to refer to the most recent annual or quarterly financial statements, or projections, furnished by the Borrowers).

(f)                                    Fees.  The Borrowers shall have paid all fees and expenses required to be paid pursuant to Section 12 of this Amendment.

12.                               Fees and Expenses.  (a)  The Borrowers shall on the First Amendment Closing Date pay to each Lender which is a party to this Amendment on the First Amendment Closing Date, an Upfront Fee calculated on the dollar amount of such Lender’s Commitment (after giving effect to this Amendment) equal to (i) ten (10) basis points, if such Lender’s Commitment (after giving effect to this Amendment) is less than Twenty Million Dollars ($20,000,000), or (ii) twenty (20) basis points if such Lender’s Commitment (after giving effect to this Amendment) is equal to or greater than Twenty Million Dollars ($20,000,000).

(b)                                 The Borrowers shall on the First Amendment Closing Date pay to the Administrative Agent the fees required to be paid to the Administrative Agent pursuant to that certain Fee Letter executed by SI Holdings in favor of the Administrative Agent dated December 15, 2010.

(c)                                  The Borrowers shall pay all reasonable expenses incurred by the Administrative Agent in the drafting, negotiation and closing of the documents and transactions contemplated hereby, including the reasonable fees and disbursements of the Administrative Agent’s counsel.

13.                               References in Loan Documents.  All references to the Credit Agreement in the Notes and the Collateral Documents shall be deemed to refer to the Credit Agreement, as amended by this Amendment and any other amendments which may be executed.  All references in the Loan Documents to “the Notes” shall be deemed to refer to the Notes, as amended, restated and replaced by the Notes of even date herewith issued by the Borrowers to the Lenders in the form attached hereto as Annex F (with all blanks appropriately completed), as such Notes may be further amended, restated, extended, replaced or otherwise modified from time to time.  This Amendment shall constitute a “Loan Document” as defined in the Credit Agreement.

14.                               No Further Amendments.  Except for the amendments set forth herein and in any other agreement executed by the parties on the date hereof, the text of the Credit Agreement,

Security Agreement and all other Loan Documents shall remain unchanged and in full force and effect, including, without limitation, the provisions of Section 10.15 thereof concerning the parties’ waiver of jury trial.  No consent or waiver by any of the Lender Parties under the Loan Agreement, Security Agreement or any other Loan Document is granted or intended except as expressly set forth herein or therein (and such consent or waiver is limited to the specific matters described herein as of the date hereof), and the Lender Parties expressly reserve the right to require strict compliance with the terms of each of the Loan Agreement and Security Agreement, as amended hereby, and the other Loan Documents in all respects.  The consents and amendments agreed to herein shall not constitute a modification of, or a course of dealing at variance with, the Loan Agreement or Security Agreement such as to require further notice by the Lender Parties to require strict compliance with the terms of the Loan Agreement, Security Agreement and the other Loan Documents in the future.

15.                               Borrowers’ Further Agreements.  (a)  In consideration of the agreements of the Administrative Agent and the Lenders contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Borrowers on behalf of itself and its successors, assigns, and other legal representatives hereby absolutely, unconditionally and irrevocably release, remise and forever discharge the Administrative Agent, each Lender, all Lender Parties, the Collateral Agent, the Lead Arranger and their respective successors and assigns, and their respective Affiliates, subsidiaries, predecessors, directors, officers, attorneys, employees, agents and other representatives (the Administrative Agent, each Lender and all such other Persons described above being hereinafter referred to collectively as the “Releasees”, and individually as a “Releasee”), of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set-off, demands and liabilities whatsoever (individually, a “Claim”, and collectively, “Claims”) of every name and nature, known or unknown, suspected or unsuspected, both at law and in equity, which such Borrower, or any of its respective administrators, successors, assigns, and other legal representatives, may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever which arises at any time on or prior to the day and date of this Amendment for or on account of, or in relation to, or in any way in connection with any of the Credit Agreement, the other Loan Documents or this Amendment or transactions thereunder or hereunder related thereto or hereto.

(b)                                 Each of the Borrowers understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.

(c)                                  Each of the Borrowers agrees that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered shall affect in any manner the final, absolute and unconditional nature of the release set forth above.

16.                               Applicable Law.  THIS AMENDMENT SHALL BE DEEMED TO BE MADE PURSUANT TO THE LAWS OF THE STATE OF RHODE ISLAND WITH RESPECT TO

AGREEMENTS MADE AND TO BE PERFORMED WHOLLY IN THE STATE OF RHODE ISLAND AND SHALL BE CONSTRUED, INTERPRETED, PERFORMED AND ENFORCED IN ACCORDANCE THEREWITH.

17.                               Captions.  The captions in this Amendment are for convenience of reference only and shall not define or limit the provisions hereof.

18.                               Counterparts.  This Amendment may be executed in several counterparts, each of which when executed and delivered is an original, but all of which together shall constitute one instrument.  In making proof of this Amendment, it shall not be necessary to produce or account for more than one such counterpart executed by the party against whom enforcement of this Amendment is sought.  Delivery of an executed signature page of this Amendment by facsimile transmission shall be deemed to be effective as an in-hand delivery of an original executed counterpart hereof.

19.                               Reaffirmation.  Except as modified and amended hereby, the Credit Agreement shall remain in full force and effect and is in all other respects hereby ratified and confirmed by the Borrowers, the Lenders, the Administrative Agent and all other Persons executing this Amendment.

(The next page is the first signature page.)

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

ADMINISTRATIVE AGENT:

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Brenda H. Little
	Name:	Brenda H. Little
	Title:	Vice President

[Summer Infant/First Amendment to A&R Credit Agreement]

(Signatures continued on next page.)

LENDER:

BANK OF AMERICA, N.A., as a Lender, L/C Issuer and Swing Line Lender

By:	/s/ Donald C. McQueen
	Name:	Donald C. McQueen
	Title:	Senior Vice President

[Summer Infant/First Amendment to A&R Credit Agreement]

(Signatures continued on next page.)

LENDER AND COLLATERAL AGENT:

RBS CITIZENS, NATIONAL ASSOCIATION, as a Lender and Collateral Agent

By:	/s/ Robert R. Kent
Name: Robert R. Kent
Title: Senior Vice President

[Summer Infant/First Amendment to A&R Credit Agreement]

(Signatures continued on next page.)

LENDER:

BANK RHODE ISLAND, as a Lender

By:	/s/ William C. Tsonos
	Name:	William C. Tsonos
	Title:	Senior Vice President

[Summer Infant/First Amendment to A&R Credit Agreement]

(Signatures continued on next page.)

LENDER:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Daniel M. Grondin
	Name:	Daniel M. Grondin
	Title:	Senior Vice President

[Summer Infant/First Amendment to A&R Credit Agreement]

(Signatures continued on next page.)

BORROWERS:

SUMMER INFANT (USA), INC.

By:	/s/ Jason P. Macari
Jason P. Macari, President and CEO

SUMMER INFANT, INC.

By:	/s/ Jason P. Macari
Jason P. Macari, Chief Executive Officer

[Summer Infant/First Amendment to A&R Credit Agreement]